Exhibit 23.1

[Letterhead of Pannell Kerr Forster]

Consent of Independent Chartered Accountants

May 13, 2003

Jai Woo Lee
Penn Biotech Inc.
16th Floor, 543 Granville Street
Vancouver, BC, Canada V6C 1X8

Dear Sirs:

Re:  Penn Biotech Inc.'s Registration Statement on Form F-1

We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" and to the use of our report dated January 31, 2003 and March 26, 2003, in the registration statement on Form F-1 and related Prospectus of Penn Biotech Inc. for the registration of shares of its common stock to be sold by selling shareholders and offered for sale by the Company.

Yours very truly,
/s/  Pannell  Kerr  Forster
Pannell  Kerr  Forster,  Chartered Accountants


Vancouver, Canada
May 13, 2003